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Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Stockholders
Universal Display Corporation.:

We consent to the use of our report dated February 24, 2004, with respect to the consolidated balance sheets of Universal Display Corporation and subsidiary (a development stage company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended, and for the period from June 17, 1994 (inception) through December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 24, 2004 states that our opinion on the statements of operations, shareholders' equity (deficit) and cash flows, insofar as it relates to the amounts included for the period from June 17, 1994 (inception) through December 31, 2001 is based solely on the report of other auditors, who have ceased operations.


/s/ KPMG LLP

Philadelphia, Pennsylvania
January 21, 2005